EXHIBIT 99.1

Contact:

Joe Hayek, Executive Vice President

PC Mall, Inc.

(310) 354-5600

PC MALL REPORTS THIRD QUARTER RESULTS

Consolidated Third Quarter Highlights:

•	Net sales for Q3 2009 were $280.3 million, down 14% year-over-year (YOY)
•	Gross profit for Q3 2009 was $39.2 million, down 12% YOY
•	Gross profit margin for Q3 2009 was 14.0%, up from 13.6% in Q3 2008
•	GAAP diluted EPS was $0.11 in Q3 2009 vs. GAAP diluted EPS of $0.18 in Q3 2008
•	Non-GAAP diluted EPS was $0.13 in Q3 2009

Torrance, California – November 3, 2009 — PC Mall, Inc. (NASDAQ:MALL), a leading IT solutions provider, today reported financial results for the third quarter and nine months ended September 30, 2009. Consolidated net sales for Q3 2009 were $280.3 million, a decrease of 14%, from $325.9 million in Q3 2008. Consolidated gross profit for Q3 2009 decreased 12% to $39.2 million from $44.3 million in Q3 2008. Consolidated gross profit margin was 14.0% in Q3 2009 compared to 13.6% in Q3 2008. Consolidated GAAP operating profit for Q3 2009 decreased 42% to $3.0 million compared to consolidated GAAP operating profit of $5.2 million for Q3 2008. GAAP consolidated net income for Q3 2009 was $1.4 million compared to $2.6 million for Q3 2008, a decrease of $1.2 million or 44%. Non-GAAP consolidated net income for Q3 2009 decreased $1.0 million, or 38%, to $1.6 million, compared to GAAP consolidated net income of $2.6 million for Q3 2008. GAAP diluted EPS for Q3 2009 was $0.11 compared to GAAP diluted EPS of $0.18 for Q3 2008. Non-GAAP diluted EPS for Q3 2009 was $0.13.

In Q3 2009, non-GAAP financial information excludes the impact of a $0.2 million income tax adjustment related to a dividend from an international subsidiary, which affected diluted EPS by $0.02 in Q3 2009, and caused our effective tax rate to increase to approximately 45%. Information about PC Mall’s use of non-GAAP financial information is provided under “Non-GAAP Measures” below. While many factors will cause our effective tax rate to vary from quarter to quarter, we anticipate that this adjustment will continue to impact our effective tax rate for the remainder of 2009 and is not anticipated to recur in the years thereafter.

Commenting on the Company’s third quarter results, Frank Khulusi, Chairman, President and CEO of PC Mall, Inc. said, “We are pleased that in the third quarter we grew our revenues, gross profit and operating profit sequentially, as a result of a stabilizing demand environment and the continued efforts of our team. While consumers and businesses continue to be under significant pressure based on credit and macro-economic conditions, we believe businesses and government agencies have begun to show signs of a return to more normal spending patterns, albeit at reduced levels. Our efforts to drive sales and gross profit growth are continuing, and we believe that our team is well equipped to add value to our customers and vendor partners. As I have stated previously, we believe that a recession is not the time to shy away from making strategic investments that we believe are essential for the long-term success of PC Mall, and we expect to continue making these investments for the foreseeable future. As I mentioned in our previous call, in Q3 we opened a new call center and sales facility in downtown Chicago and we hired new account executives in that office in Q3. Additionally, in Q3 we launched the Small Business Network, a new web-based social network targeting small business owners, senior management and information technology executives. The SBN provides small businesses the opportunity to learn from their peers, access to strategic business and IT resources needed to support a growing small business and discounts on technology products. We also continue to invest in our systems, specifically in an ERP system upgrade and in new technologies for our call centers. In addition, as I mentioned before, we have continued adding talented professionals to our sales, services, marketing, IT and finance teams. Though the investments we are making may result in increases to our operating expenses, we continue to believe that these investments, when accompanied by an economic rebound, can be leveraged, positioning us for growth in both revenues and profitability.”

Segment Results

SMB

Q3 2009 net sales for our SMB segment were $85.2 million, a decrease of $27.2 million, or 24%, from $112.4 million in Q3 2008 primarily due to ongoing economic weakness and the resulting softness in IT spending by small and medium sized businesses in North America.

SMB gross profit decreased by $2.5 million, or 18%, to $11.7 million in Q3 2009 compared to $14.2 million in Q3 2008 resulting primarily from decreased SMB net sales discussed above. SMB gross profit margin increased to 13.8% in Q3 2009 compared to 12.6% in Q3 2008 primarily due to an increase in vendor consideration as a percentage of net sales and a higher margin product mix.

SMB operating profit in Q3 2009 decreased by $0.7 million, or 11%, to $5.9 million compared to $6.6 million in Q3 2008. The decrease in SMB operating profit in Q3 2009 was primarily due to the decrease in SMB gross profit discussed above, partially offset by a $1.3 million decrease in SMB personnel costs.

MME

Q3 2009 net sales for our MME segment were $97.7 million compared to $113.4 million in Q3 2008, a decrease of $15.7 million, or 14%. This decrease was primarily due to ongoing economic weakness and the resulting softness in IT spending by customers in the mid-market and enterprise sector in Q3 2009. Product revenues declined by 16% in Q3 2009 compared to Q3 2008 while service revenues decreased by 6% in Q3 2009 compared to Q3 2008. Service revenues represented 21% of MME net sales in Q3 2009 compared to 20% of MME net sales in Q3 2008. Our MME service revenues include services performed under our Abreon brand, which, primarily focused on change management and eLearning consulting, declined 21% in Q3 2009 compared to Q3 2008 due to a reduction in projects associated with larger ERP migrations. MME’s Sarcom branded professional and managed services were essentially flat in Q3 2009 compared to Q3 2008.

MME gross profit decreased by $2.1 million, or 11%, to $17.2 million in Q3 2009 compared to $19.3 million in Q3 2008, and MME gross profit margin increased by 60 basis points to 17.6% in Q3 2009 compared to 17.0% in Q3 2008. The decrease in MME gross profit was primarily due to the decreased MME net sales discussed above. The increase in MME gross profit margin in Q3 2009 was primarily due to an increase in services as a percentage of total revenues for MME and the resolution of certain vendor consideration claims, partially offset by a decrease in MME’s service related selling margin.

MME operating profit in Q3 2009 increased by $0.4 million, or 9%, to $5.5 million compared to $5.1 million in Q3 2008. The increase was primarily due to a $2.3 million reduction in MME personnel costs, which resulted primarily from centralization of resources of $0.7 million to our Corporate & Other segment and reductions in variable compensation costs and other expenses, offset by the decrease in MME gross profit discussed above.

Public Sector

Q3 2009 net sales for our Public Sector segment were $55.6 million compared to $52.2 million in Q3 2008, an increase of $3.4 million, or 7%. This increase was due to an increase in sales in our state and local government and educational institution (“SLED”) business which resulted primarily from increased productivity of our incremental headcount in the SLED business as well as strong performance in contracts in Q3 2009. Net sales in our Federal business were essentially flat from the prior year.

Public Sector gross profit increased by $0.6 million, or 12%, to $5.7 million in Q3 2009 compared to $5.1 million in Q3 2008. Public Sector gross profit margin increased to 10.2% in Q3 2009 compared to 9.7% in Q3 2008. The increase in Public Sector gross profit was primarily due to the increase in Public Sector net sales. The increase in Public Sector gross profit margin was primarily due to higher margin transactions resulting from improved product mix.

Operating profit in Q3 2009 for our Public Sector segment increased by $0.5 million, or 24%, to $2.4 million compared to $1.9 million in Q3 2008. The increase in Public Sector operating profit was primarily due to the increase in Public Sector gross profit discussed above.

Consumer

Q3 2009 net sales for our Consumer segment were $41.9 million compared to $47.8 million in Q3 2008, a decrease of $5.9 million, or 12%. This decrease was primarily due to continued weakness in the economic environment and a decrease in average selling prices resulting from a decrease in sales of higher priced items in the notebook computer category.

Consumer gross profit decreased by $1.1 million, or 19%, to $4.6 million in Q3 2009 compared to $5.7 million in Q3 2008. Consumer gross profit margin decreased to 11.0% in Q3 2009 compared to 11.9% in Q3 2008. The decrease in our Consumer gross profit was primarily due to the decreased Consumer net sales discussed above. The decrease in our Consumer gross profit margin in Q3 2009 compared to Q3 2008 was primarily due to a very competitive pricing environment. We expect this competitive environment to continue in the fourth quarter.

Consumer operating profit in Q3 2009 decreased by $1.1 million, or 71%, to $0.5 million compared to $1.6 million in Q3 2008 primarily due to the decrease in Consumer gross profit discussed above.

Corporate and Other

Corporate and Other operating expenses includes corporate related expenses such as legal, accounting, information technology, product management and other administrative costs that are not otherwise included in our reportable operating segments. Q3 2009 Corporate and Other SG&A expenses increased by $1.2 million, or 12%, to $11.3 million from $10.1 million in Q3 2008. The increase from Q3 2008 was primarily related to an increase of $0.7 million in personnel costs attributable to centralization of certain resources from our MME segment. The quarter was also impacted by $0.3 million in legal costs related to defending what we believe is a meritless lawsuit by a competitor in connection with our hiring of two account executives.

Consolidated Balance Sheet

Accounts receivable at September 30, 2009 of $147.3 million decreased by $1.2 million from December 31, 2008 primarily due to lower open account sales during Q3 2009 compared to Q4 2008. Our inventory of $57.8 million at September 30, 2009 represents a decrease of $10.1 million from December 31, 2008 reflecting the sell-through of seasonal and strategic purchases made in late 2008. Outstanding borrowings under our line of credit increased by $7.7 million to $36.7 million at September 30, 2009 compared to December 31, 2008.

Selected Segment Information

Selected information for our reportable operating segments is as follows (in thousands, except headcount data):

	Three Months Ended September 30, 2009			Three Months Ended September 30, 2008
	Net Sales	Gross Profit	Operating Profit (Loss)	Net Sales	Gross Profit	Operating Profit (Loss)
SMB	$85,164	$11,712	$5,937	$112,425	$14,198	$6,640
MME	97,711	17,172	5,519	113,415	19,313	5,051
Public Sector	55,627	5,658	2,391	52,226	5,051	1,936
Consumer	41,867	4,597	473	47,812	5,694	1,629
Corporate & Other	(20)	45	(11,282)	(11)	52	(10,060)
Consolidated	$280,349	$39,184	$3,038	$325,867	$44,308	$5,196

Average Account Executive Headcount By Segment(1):	Three Months Ended September 30,
	2009	2008
SMB	340	378
MME	104	113
Public Sector	82	90
Consumer	90	112
Total	616	693

________________

(1)	Headcount numbers are calculated based on an average of all sales executives and trainees employed during the period.

Non-GAAP Measures

We are presenting certain consolidated financial measures on a non-GAAP basis, which excludes the impact of an international tax adjustment in QTD and YTD Q3 2009 and a charge related to a litigation settlement in YTD Q3 2008. We believe that the exclusion of the international tax adjustment and the litigation settlement charge, which are non-recurring year-over-year, from our results allows a more meaningful comparison of our operating performance trends to both management and investors that is more indicative of our consolidated operating results across reporting periods. We believe that such international tax adjustment and litigation settlement charge are not part of our ordinary business. We indicate the use of these non-GAAP consolidated financial measures within the discussions of our consolidated operating results, including earnings per share. A reconciliation of the non-GAAP consolidated financial measures is included in a table below.

Conference Call

Management will hold a conference call, which will be webcast, on November 3, 2009 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss third quarter results. To listen to PC Mall management’s discussion of its third quarter results live, access www.pcmall.com/investor.

The archived webcast can be accessed at www.pcmall.com/investor under “Calendar of Events.” A replay of the conference call by phone will be available from 7:30 p.m. ET on November 3, 2009 until November 10, 2009 and can be accessed by calling: (888) 286-8010 and inputting pass code 24413910.

About PC Mall, Inc.

PC Mall, Inc., together with its wholly-owned subsidiaries, is a value added direct marketer of technology products, services and solutions to businesses, government and educational institutions and individual consumers. Founded in 1987, PC Mall offers products, services and technology solutions through dedicated account executives, various direct marketing techniques, and three retail stores. The company also utilizes distinctive full-color catalogs under the PC Mall, MacMall, PC Mall Gov and SARCOM brands and the websites pcmall.com, macmall.com, pcmallgov.com, gmri.com, sarcom.com, abreon.com and onsale.com, and other promotional materials. Customer product orders are rapidly filled by a distribution center strategically located near FedEx's main hub or by an extensive network of distributors, which is one of the largest networks in the industry.

Forward-looking Statements

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include statements regarding our expectations, hopes or intentions regarding the future, including, but not limited to, expectations or statements relating to the impact of strategic investments and cost reductions, a return to normal spending by business and government agencies, a new call center and sales facility in downtown Chicago, our new Small Business Network, our ERP system upgrade and new technologies for our call centers, our new healthcare initiative, the addition of talented professionals, our expectations regarding our effective tax rate in the future and our belief that our team is well equipped to add value to our customers and vendor partners. Forward-looking statements involve certain risks and uncertainties, and actual results may differ materially from those discussed in any such statement. Factors that could cause our actual results to differ materially include without limitation the following: risks related to our management information systems, uncertainties relating to the relationship between the number of our account executives and productivity; decreases in revenues related to decreased sales related to any of our segments, including but not limited to, potential decreases in sales resulting from the loss of customer or a further downturn in the economy or continued economic recession; increased competition, including, but not limited to, increased competition from direct sales by some of our largest vendors and increased pricing pressures which affect our pricing strategy in any given period; the effect of the our pricing strategy on our operating results; risks related to our ability to retain key personnel; risks and uncertainties relating to our ability to identify suitable acquisition targets, to complete acquisitions of identified targets (including the challenges and costs of closing the transaction), and our ability to integrate companies we may acquire and our ability to achieve synergies expected from such acquisitions (including our acquisition of SARCOM); the impact of acquisitions on relationships with key customers and vendors; potential decreases in sales related to changes in our vendors products; risks of decreased sales related to the potential lack of availability of government funding applicable to our public sector contracts; availability of key vendor incentives and other vendor assistance; the impact of seasonality on our sales; availability of products from third party suppliers at reasonable prices; risks of business and other conditions in the Asia Pacific region and our limited experience operating in the Philippines, which could prevent us from realizing expected benefits from our Philippines operations; increased expenses, including, but not limited to, interest expense, foreign currency transaction gains/losses, and other expenses which may increase as a result of future inflationary pressures; our advertising, marketing and promotional efforts may be costly and may not achieve desired results; risks due to shifts in market demand or price erosion of owned inventory; risks related to foreign currency fluctuations; risks related to data security; litigation by or against us; and availability of financing, including availability under our existing credit lines. Additional factors that could cause our actual results to differ are discussed under the heading "Risk Factors" in Item 1A, Part II of our Form 10-Q for the quarter ended June 30, 2009, on file with the Securities and Exchange Commission, and in our other reports filed from time to time with the SEC. All forward-looking statements in this document are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statements.

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-Financial Tables Follow-

PC MALL, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Net sales	$280,349	$325,867	$801,061	$993,676
Cost of goods sold	241,165	281,559	688,545	857,814
Gross profit	39,184	44,308	112,516	135,862
Selling, general and administrative expenses	36,146	39,112	105,461	118,666
Operating profit	3,038	5,196	7,055	17,196
Interest expense, net	395	806	1,083	2,943
Income before income taxes	2,643	4,390	5,972	14,253
Income tax expense	1,195	1,800	2,698	5,634
Net income	$1,448	$2,590	$3,274	$8,619

Basic and Diluted Earnings Per Common Share
Basic	$0.12	$0.19	$0.26	$0.65
Diluted	0.11	0.18	0.26	0.62

Weighted average number of common shares outstanding:
Basic	12,266	13,404	12,377	13,324
Diluted	12,746	14,014	12,686	13,995

PC MALL, INC.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES TO

CONSOLIDATED OPERATING PROFIT, CONSOLIDATED OPERATING PROFIT MARGIN, CONSOLIDATED NET INCOME AND DILUTED EARNINGS PER SHARE

(unaudited, in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2009	2008	2009	2008
Consolidated Operating Profit and Operating Profit Margin:
Consolidated net sales	$280,349	$325,867	$801,061	$993,676

Consolidated operating profit	$3,038	$5,196	$7,055	$17,196
Non-GAAP adjustment:
Litigation settlement charge (a)	—	—	—	790
Non-GAAP consolidated operating profit	$3,038	$5,196	$7,055	$17,986

Consolidated operating profit margin	1.1%	1.6%	0.9%	1.7%
Non-GAAP consolidated operating profit margin	1.1%	1.6%	0.9%	1.8%

Consolidated Net Income:
Consolidated net income	$1,448	$2,590	$3,274	$8,619
Non-GAAP adjustment:
Income tax adjustment (b)	166	—	268	—
Litigation settlement charge, net of taxes (a)	—	—	—	467
Non-GAAP consolidated net income	$1,614	$2,590	$3,542	$9,086

Diluted Earnings Per Share:
GAAP diluted EPS	$0.11	$0.18	$0.26	$0.62
Non-GAAP diluted EPS	0.13	0.18	0.28	0.65

Diluted weighted average number of common shares outstanding	12,746	14,014	12,686	13,995

(a)	Relates to settlement of the Zekiya Whitmill and Lee Hanzy v. PC Mall Gov, Inc. case and the Lee Hanzy v. PC Mall, Inc. dba MACMALL, et al case.
(b)	Relates to an income tax adjustment related to a dividend from an international subsidiary.

PC MALL, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share amounts and share data)

	September 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$7,411	$6,748
Accounts receivable, net of allowances of $3,633 and $4,241	147,321	148,547
Inventories, net	57,784	67,845
Prepaid expenses and other current assets	7,806	7,328
Deferred income taxes	3,195	4,820
Total current assets	223,517	235,288
Property and equipment, net	14,596	11,839
Deferred income taxes	2,768	4,173
Goodwill	18,781	18,781
Intangible assets, net	10,151	11,260
Other assets	933	1,044
Total assets	$270,746	$282,385

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$97,153	$110,669
Accrued expenses and other current liabilities	21,588	29,262
Deferred revenue	11,170	14,462
Line of credit	36,731	29,010
Notes payable – current	1,038	1,038
Total current liabilities	167,680	184,441
Notes payable and other long-term liabilities	5,796	4,393
Total liabilities	173,476	188,834
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Common stock, $0.001 par value; 30,000,000 shares authorized; 14,013,338 and 13,839,609 shares issued; and 12,424,655 and 12,681,300 shares outstanding, respectively	14	14
Additional paid-in capital	101,187	99,732
Treasury stock, at cost: 1,588,683 and 1,158,309 shares, respectively	(5,270)	(3,623)
Accumulated other comprehensive income	1,899	1,262
Accumulated deficit	(560)	(3,834)
Total stockholders’ equity	97,270	93,551
Total liabilities and stockholders’ equity	$270,746	$282,385

PC MALL, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2009	2008
Cash Flows From Operating Activities
Net income	$3,274	$8,619
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	4,018	4,258
Provision for deferred income taxes	2,894	1,288
Tax (expense) benefit related to stock option exercises	(309)	123
Excess tax benefit related to stock option exercises	(278)	(503)
Stock-based compensation	1,223	1,038
Gain on disposal of fixed assets	—	(1)
Change in operating assets and liabilities:
Accounts receivable	1,226	(7,237)
Inventories	10,061	9,337
Prepaid expenses and other current assets	(478)	2,237
Other assets	111	515
Accounts payable	(11,314)	(25,506)
Accrued expenses and other current liabilities	(5,850)	(3,464)
Deferred revenue	(3,292)	4,570
Total adjustments	(1,988)	(13,345)
Net cash provided by (used in) operating activities	1,286	(4,726)
Cash Flows From Investing Activities
Purchases of property and equipment	(4,921)	(2,360)
Net cash used in investing activities	(4,921)	(2,360)
Cash Flows From Financing Activities
Repayments under notes payable	(735)	(581)
Net borrowings (payments) under line of credit	7,721	(614)
Change in book overdraft	(2,202)	5,405
Payments of obligations under capital lease	(295)	(112)
Proceeds from stock issued under stock option plans	541	470
Excess tax benefit related to stock option exercises	278	503
Common shares repurchased and held in treasury	(1,647)	—
Net cash provided by financing activities	3,661	5,071
Effect of foreign currency on cash flow	637	(333)
Net change in cash and cash equivalents	663	(2,348)
Cash and cash equivalents at beginning of the period	6,748	6,623
Cash and cash equivalents at end of the period	$7,411	$4,275
Supplemental Cash Flow Information
Interest paid	$1,103	$2,997
Income taxes paid	2,371	1,761
Supplemental Non-Cash Investing and Financing Activities
Purchase of infrastructure system	$1,105	$—
Seller financed purchase of ERP system	—	903
Goodwill related to acquisitions	—	374